Exhibit 99.1

NEWS

World Headquarters 16804 Gridley Place, Cerritos, California 90703 USA

Voice. 562-860-6666 Facsimile. 562-860-3088 Web. www.impco.ws

IMPCO Technologies Announces Interim CFO and Treasurer

CERRITOS, Calif. – May 18, 2005 - IMPCO Technologies, Inc. (NASDAQ: IMCO) announced today that Thomas Costales has joined the Company as Interim Chief Financial Officer and Treasurer. Mr. Costales has more than 30 years of broad financial leadership experience in public companies with international operations. He served previously as IMPCO’s CFO and Treasurer from 1995 – 1999. Mr. Costales is a certified public accountant and began his career on the audit staff with Peat, Marwick, Mitchell & Co. (KPMG) in Los Angeles. He holds a M.B.A. degree in corporate finance from the University of Southern California and a B.A. from Loyola University, Los Angeles.

Mariano Costamagna, IMPCO’s President and CEO, commenting on the announcement, said: “The senior management team and the Board of Directors are excited to have Tom join our team. His broad experience working in the public company arena and his past experience working with IMPCO through a period of profitable growth will be a definite asset as we work to integrate IMPCO and BRC and improve profitability.”

About IMPCO Technologies:

IMPCO designs, manufactures, markets and supplies advanced product and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Cerritos, California, IMPCO has offices throughout Asia, Europe, Australia and North America. More information can be found at IMPCO’s web site, http://www.impco.ws

About BRC Gas Equipment:

BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major car-makers for OEM projects.

Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. More information can be found at BRC’s web site, http://www.brc.it

For further information, please contact Dale Rasmussen, Vice President, Investor Relations.

Phone: +1-206-315-8242

Fax: +1-206-315-8301